Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue Suite 4300 Seattle, Washington 98104 206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
January 29, 2007	Media: Kathy Budinick 1-888-467-3751

Plum Creek Reports Results for Fourth Quarter and Full Year 2006

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced fourth quarter earnings of $69 million, or $0.39 per diluted share, on revenues of $379 million. Earnings for the fourth quarter of 2005 were $67 million, or $0.36 per diluted share, on revenues of $391 million.

During the fourth quarter the company received a $14 million payment from the settlement of the softwood lumber trade dispute between the United States and Canada. The after-tax gain from the settlement was $13 million, or $0.07 per share.

Earnings for the fourth quarter of 2005 included a $3 million after-tax gain on the sale of industrial mineral assets. As a result, income from continuing operations for the fourth quarter of 2005 was $64 million, or $0.34 per diluted share.

Earnings for the full year of 2006 were $317 million, or $1.75 per diluted share, on revenues of $1.627 billion. Earnings for 2005 were $354 million, or $1.92 per diluted share, on revenues of $1.576 billion.

Results for 2006 include a $2 million after-tax cumulative benefit from accounting changes recorded during the first quarter of the year. As a result, income from continuing operations for 2006 was $315 million, or $1.74 per fully diluted share. Full year 2005 results included after-tax gains from the sale of coal and mineral assets totaling $23 million. As a result, income from continuing operations for 2005 was $331 million, or $1.79 per diluted share.

Cash provided by operating activities for 2006 totaled $556 million including $29 million of cash provided by reductions in working capital. Cash provided by operating activities during 2005 totaled $516 million and included approximately $31 million from the sale of large, non-strategic timberlands and a $36 million reduction in cash flow from an increase in working capital. The company ended 2006 with $273 million in cash and cash equivalents.

“We are pleased with the strategic progress and financial performance of the company during the past year. The company continued to generate significant cash flow from our operations during 2006 and we are well-positioned to produce similar levels of cash flow during the coming year,” said Rick Holley, president and chief executive officer.

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Plum Creek Reports Results for Fourth Quarter

“The growing contribution from our Real Estate segment offset softer results from our timber resource and manufacturing segments as lumber and panel markets weakened during the second half of the year and high fuel prices reduced operating margins,” continued Holley. “During 2006 we captured higher per acre prices for the lands that we sold. We increased revenues, cash flow and profits from the real estate segment while selling less acreage than we have in past years.”

“We maintained our historic capital discipline during the year as well. We are constantly reviewing our capital allocation alternatives and seeking the best long-term return for our shareholders. As a result, we increased our dividend by 5 percent early in 2006 and through our share repurchase program effectively bought our own timberlands at a significant discount to their intrinsic value. Through this we increased our shareholders’ proportionate ownership in the company by more than 4 percent.”

“While we evaluated a number of potential timberland acquisitions, we found only one acquisition that provided attractive returns for our shareholders. During the fourth quarter we completed the acquisition of approximately 88,000 acres of central Oregon timberlands for $92 million.”

Review of Quarterly Operations

The Northern Resources segment reported fourth quarter operating profit of $24 million; $2 million lower than the $26 million reported in the fourth quarter of 2005. Softwood sawlog demand decreased as lumber mills curtailed production in the face of weaker demand and low lumber prices. Average sawlog prices during the fourth quarter were approximately 4 percent lower than those in the same period of 2005. Higher harvest volumes offset some of the profit impact of the lower sawlog prices. Harvests from the Michigan timberlands acquired during the fourth quarter of 2005 resulted in an 8 percent increase in sawlog volume when compared to the fourth quarter of 2005. Average pulpwood prices were unchanged compared to the prior year while pulpwood harvest volumes were 37 percent higher than the same period of 2005. The Michigan timberlands contributed a majority of the additional pulpwood volume.

The Southern Resources segment reported fourth quarter operating profit of $42 million compared to $48 million in the fourth quarter of 2005. The decline in segment profits is primarily the result of lower sawlog prices. Sawlog demand decreased as regional lumber production slowed from the record pace it set in 2005. At the same time, demand for pulpwood increased as pulp and paper customers sought wood to replace residual wood chips typically purchased from lumber mills. During the second half of 2006, the company responded to this increased pulpwood demand by increasing thinning harvests in the South. As a result, pulpwood harvests were 37 percent higher during the fourth quarter of 2006 when compared to the same period in 2005. The timber produced by these thinnings consists of both pulpwood and small diameter sawlogs. The proportion of small sawlogs sold by the company increased in part due to the increase in thinning, resulting in a lower-valued sawlog harvest compared to the same period in 2005. Average sawlog stumpage prices were approximately 11 percent lower than those in the fourth quarter of 2005 due to a combination of the lower-valued mix and reduced sawlog demand.

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Plum Creek Reports Results for Fourth Quarter

The Real Estate segment reported revenue of $66 million in the fourth quarter of 2006 compared to $72 million in the fourth quarter of 2005. The segment operating profit was $35 million for the fourth quarter of 2006, up from $24 million for the same period in 2005. The 2005 results included $30 million of revenue and $1 million of operating income from a large, non-strategic sale of 39,000 acres of Idaho timberlands. During the fourth quarter of 2006, the company sold approximately 14,000 acres of small, non-strategic timberlands at average prices exceeding $1,700 per acre. These lands are generally small tracts of lower productivity timberlands. The sale of more than 15,000 acres of conservation properties captured approximately $1,000 per acre, while nearly 4,600 acres of recreation property were sold at an average price of approximately $3,600 per acre. The company also sold approximately 600 acres of development lands for approximately $15,000 per acre.

The Manufacturing segment reported a $2 million loss for the fourth quarter of 2006, compared with a $4 million profit in the fourth quarter of 2005. Segment profitability was impacted by lower prices and lower sales volumes for lumber and plywood products when compared to those in the same period of 2005. MDF profitability was similar to the same period of 2005 as higher product prices offset the negative effects of lower sales volumes and higher raw material costs.

Outlook

“Our strategies for long-term shareholder value creation are based on the positive long-term demographic trends that fundamentally drive demand for timber and land,” continued Holley. “These assets have a history of long-term value appreciation. Our operating plans for 2007 are shaped by our long-term view of these fundamentals and an intimate understanding of the market dynamics of more than 40 local timber markets throughout the nation.”

Lumber, plywood and oriented strand board (OSB) producers are entering 2007 cautiously. With residential construction activity off as much as 25 percent from the highs reached in late 2005 and early 2006 and commodity lumber and structural panel prices near multi-year lows, customers have reduced production in response to poor cash returns. During 2007, the company anticipates that residential construction markets will stabilize with the potential for gradual improvement as the year progresses, ultimately leading to improved sawlog demand and pricing.

Pulp and paper customers, on the other hand, are enjoying good demand and attractive pricing for many of their products. Lower lumber production has reduced the supply of wood residuals, an important raw material source for many pulp and paper mills. As a result, pulpwood demand has increased in many regions placing upward pressure on pulpwood prices, particularly in the South and Pacific Northwest.

The company plans to reduce harvesting activity between 5 and 7 percent for both sawlogs and pulpwood in the Northern Resources segment during 2007. During 2006, the company increased harvests in Oregon to capture attractive log prices in the region and

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Plum Creek Reports Results for Fourth Quarter

responded similarly to strong pulpwood markets in the Northeast. In the South, improving pulpwood markets will be served by continuing the pace of pulpwood harvests established during 2006. The 2006 Southern sawlog harvest was the lowest recorded by the company since 2001, as harvests were adjusted in response to lower prices. Southern sawlog demand is expected to remain relatively soft during the first half of the year with the potential for price improvement as the year progresses. Southern sawlog harvests should approximate 2006 levels. The company will continue to adjust harvest decisions on a market-by-market basis across its ownership. Overall harvests should be between 19.5 and 20.5 million tons of timber during 2007.

Interest in rural real estate continues to be very strong. As a result, the company expects Real Estate segment sales for the year to increase to between $330 and $350 million. Of this, between $30 and $40 million is projected to come from the sale of entitled properties on a small portion of the company’s high-value real estate properties. First quarter Real Estate segment sales are expected to approach $45 million. Entitled property sales are expected to contribute approximately $7 million to the segment’s first quarter results.

“This is a management team that is committed to long-term value creation for our shareholders,” said Holley. “We are deliberately taking actions that will temporarily reduce the financial contribution of our timber operations because we are confident that these timber assets can produce better returns for our shareholders in the future. We will continue our efforts to capture exceptional values for select properties with high conservation, recreation and development potential and continue to grow the revenues, earnings and cash flow from these valuable assets. With our exceptional asset base and continued strong cash flow, the company has excellent financial flexibility and we remain on-track to execute our strategies for shareholder value creation in all our business segments.”

Reflecting all of these factors, the company expects 2007 earnings to be between $1.40 and $1.60 per share. The company anticipates first quarter earnings will be between $0.18 and $0.23 per share.

“Disciplined capital allocation remains our highest priority. We are constantly reviewing our capital allocation alternatives including high-return investments in forest productivity, continued opportunistic acquisition of our stock, and the acquisition of financially attractive timberlands that add to our standing inventory of merchantable timber and grow our current and future harvests. We will pursue our strategies with discipline and patience with the ultimate goal of growing our sustainable cash flows, our dividend, and the per share value of the company,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, January 29, at 5:00 p.m. EST (2:00 p.m. PST). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

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Plum Creek Reports Results for Fourth Quarter

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start of the call, referencing Plum Creek’s fourth quarter 2006 earnings conference call. Those wishing to access the call from outside the United States and Canada should dial 1-706-645-9676, also referencing Plum Creek’s conference call. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 7913636.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the Investors section of Plum Creek’s website at www.plumcreek.com.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with more than 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Year Ended
	December 31, 2006	December 31, 2005
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$807	$764
Real Estate	308	292
Manufacturing	493	504
Other	19	16

Total Revenues	1,627	1,576

Costs and Expenses:
Cost of Goods Sold:
Timber	487	418
Real Estate	126	152
Manufacturing	455	463
Other	3	3

Total Cost of Goods Sold	1,071	1,036

Selling, General and Administrative	113	97

Total Costs and Expenses	1,184	1,133

Gain from Canadian Lumber Settlement	14	—
Other Operating Income (Expense), net	4	5

Operating Income	461	448

Interest Expense, net	133	109

Income before Income Taxes	328	339

Provision for Income Taxes	13	8

Income from Continuing Operations	315	331

Gain on Sale of Properties, net of tax	—	23

Income Before Cumulative Effect of Accounting Change	315	354

Cumulative Effect of Accounting Change, net of tax	2	—

Net Income	$317	$354

Income from Continuing Operations per Share
- Basic	$1.75	$1.80
- Diluted	$1.74	$1.79

Net Income per Share
- Basic	$1.76	$1.92
- Diluted	$1.75	$1.92

Weighted Average Number of Shares Outstanding
- Basic	180.5	184.0
- Diluted	180.9	184.6

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	December 31, 2006	December 31, 2005
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$204	$192
Real Estate	66	72
Manufacturing	105	121
Other	4	6

Total Revenues	379	391

Costs and Expenses:
Cost of Goods Sold:
Timber	126	110
Real Estate	30	47
Manufacturing	102	114
Other	1	1

Total Cost of Goods Sold	259	272

Selling, General and Administrative	35	25

Total Costs and Expenses	294	297

Gain from Canadian Lumber Settlement	14	—
Other Operating Income (Expense), net	2	1

Operating Income	101	95

Interest Expense, net	35	29

Income before Income Taxes	66	66

Provision (Benefit) for Income Taxes	(3)	2

Income from Continuing Operations	69	64

Gain on Sale of Properties, net of tax	—	3

Net Income	$69	$67

Income from Continuing Operations per Share
- Basic	$0.39	$0.34
- Diluted	$0.39	$0.34

Net Income per Share
- Basic	$0.39	$0.36
- Diluted	$0.39	$0.36

Weighted Average Number of Shares Outstanding
- Basic	177.0	184.0
- Diluted	177.4	184.6

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2006	December 31, 2005
	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$273	$369
Restricted Advance from Customer	4	23
Accounts Receivable	40	44
Like-Kind Exchange Funds Held in Escrow	—	30
Inventories	83	75
Deferred Tax Asset	7	17
Real Estate Development Properties	3	26
Assets Held for Sale	82	43
Other Current Assets	21	16

	513	643

Timber and Timberlands - Net	3,876	3,887
Property, Plant and Equipment - Net	216	234
Investment in Grantor Trusts	28	26
Other Assets	28	22

Total Assets	$4,661	$4,812

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$125	$161
Short-Term Debt	—	50
Accounts Payable	42	45
Interest Payable	30	30
Wages Payable	27	25
Taxes Payable	24	18
Deferred Revenue	17	35
Other Current Liabilities	16	11

	281	375

Long-Term Debt	1,617	1,524
Lines of Credit	581	495
Deferred Tax Liability	25	39
Other Liabilities	68	54

Total Liabilities	2,572	2,487

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.6, outstanding (net of Treasury Stock) - 177.1 at December 31, 2006, and 184.2 at December 31, 2005	2	2
Additional Paid-In Capital	2,190	2,179
Retained Earnings	214	186
Treasury Stock, at cost, Common Shares - 9.5 at December 31, 2006, and 2.0 at December 31, 2005	(307)	(44)
Accumulated Other Comprehensive Income (Loss)	(10)	2

Total Stockholders’ Equity	2,089	2,325

Total Liabilities and Stockholders’ Equity	$4,661	$4,812

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Year Ended
	December 31, 2006	December 31, 2005
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$317	$354
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	128	113
Basis of Real Estate Sold	85	124
Deferred Income Taxes	1	(13)
Gain on Sales of Properties and Other Assets	(1)	(24)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	30	(21)
Other Working Capital Changes	(1)	(15)
Other	(3)	(2)

Net Cash Provided By Operating Activities	556	516

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(86)	(89)
Timberlands Acquired	(111)	(501)
Proceeds from Sales of Properties and Other Assets	2	29
Other	(4)	(2)

Net Cash Used In Investing Activities	(199)	(563)

Cash Flows From Financing Activities:
Dividends	(290)	(279)
Borrowings on Lines of Credit	3,483	2,468
Repayments on Lines of Credit	(3,397)	(2,421)
Proceeds from Issuance of Short-Term Debt	—	50
Repayment of Short-Term Debt	(50)	—
Proceeds from Issuance of Long-Term Debt	216	297
Principal Payments and Retirement of Long-Term Debt	(159)	(53)
Proceeds from Stock Option Exercises	7	9
Acquisition of Treasury Stock	(263)	(1)
Other	—	(1)

Net Cash Provided By (Used In) Financing Activities	(453)	69

Increase (Decrease) In Cash and Cash Equivalents	(96)	22
Cash and Cash Equivalents:
Beginning of Year	369	347

End of Year	$273	$369

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Quarter Ended
	December 31, 2006	December 31, 2005
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$69	$67
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	34	28
Basis of Real Estate Sold	19	42
Deferred Income Taxes	(7)	(8)
Gain on Sale of Properties	(1)	(2)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	40	47
Other Working Capital Changes	(19)	(17)
Other	1	(3)

Net Cash Provided By Operating Activities	136	154

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(26)	(36)
Timberlands Acquired	(89)	(383)
Proceeds from Sales of Properties and Other Assets	1	2
Other	—	(1)

Net Cash Used In Investing Activities	(114)	(418)

Cash Flows From Financing Activities:
Dividends	(71)	(70)
Borrowings on Lines of Credit	1,316	662
Repayments on Lines of Credit	(1,253)	(668)
Proceeds from Issuance of Long-Term Debt	—	297
Principal Payments and Retirement of Long-Term Debt	(130)	(2)
Proceeds from Stock Option Exercises	1	5
Acquisition of Treasury Stock	(1)	—

Net Cash Provided By (Used In) Financing Activities	(138)	224

Decrease In Cash and Cash Equivalents	(116)	(40)
Cash and Cash Equivalents:
Beginning of Period	389	409

End of Period	$273	$369